Exhibit 99.5

FORM OF LETTER

PARTICLE DRILLING TECHNOLOGIES, INC.

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS

DISTRIBUTED TO SHAREHOLDERS OF

PARTICLE DRILLING TECHNOLOGIES, INC.

March 18, 2008

To Our Clients:

Enclosed for your consideration are a prospectus supplement, dated March 18, 2008, and the related prospectus (collectively, the “Prospectus”), and the “Instructions as to Use of Particle Drilling Technologies, Inc. Rights Certificates” relating to the offering (the “Rights Offering”) by Particle Drilling Technologies, Inc. (“Particle Drilling” or “Company”) of shares of Common Stock (as defined below) pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at 5:00 p.m., Central Time, on March 17, 2008 (the “Record Date”). The Rights and Common Stock are described in the Prospectus.

In the Rights Offering, Particle Drilling is offering an aggregate of 3,500,000 shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., Central Time, on April 16, 2008, unless extended for a period not to exceed 15 business days (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, you will receive one Right for each share of Common Stock owned at 5:00 p.m., Central Time, on the Record Date. Each Right will allow you to subscribe for 0.11025 shares of Common Stock (the “Basic Subscription Privilege”) at the cash price of $1.50 per full share (the “Subscription Price”). For example, if you owned 100 shares of Common Stock as of 5:00 p.m., Central Time, on the Record Date, you would receive 100 Rights and would have the right to purchase 11.025 shares of Common Stock (rounded down to 11 shares, with the total subscription payment being adjusted accordingly, as discussed below) for the Subscription Price.

In the event that you purchase all of the shares of Common Stock available to you pursuant to your basic subscription privilege, you may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of our Common Stock that are not purchased by our shareholders through the exercise of their Basic Subscription Privileges (the “Unsubscribed Shares”), subject to availability and the allocation process more fully described in the Prospectus. The maximum number of shares of Common Stock that could be purchased by you pursuant to your Over-Subscription Privilege will be determined according to the following formula based in part on your percentage ownership of our outstanding Common Stock as of 5:00 p.m., Central Time, on the Record Date: the total number of Unsubscribed Shares multiplied by your ownership percentage of our outstanding Common Stock at the Record Date. For example, if you owned 2% of our outstanding Common Stock as of 5:00 p.m., Central Time on the Record Date, you may purchase up to 2% of the Unsubscribed Shares pursuant to your Over-Subscription Privilege. You can determine your ownership percentage by dividing the number of Rights you receive in the Rights Offering by 31,769,089, the current number of outstanding shares of Common Stock.

You will be required to submit payment in full for all the shares you wish to buy with your Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the Expiration Date, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to you, assuming that no shareholder other than you and LC Capital Master Fund Ltd. and Millennium Partners, L.P. (collectively, the “Standby Purchasers”) has purchased any shares of Common Stock pursuant to the Basic Subscription Privilege. Security Bank will eliminate fractional shares of Common Stock resulting from the exercise of the Over-Subscription Privilege by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

Particle Drilling can provide no assurances that you will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of your Over-Subscription Privilege in full at the expiration of the Rights Offering. Particle Drilling will not be able to satisfy your exercise of the Over-Subscription Privilege if all of our shareholders exercise their Basic Subscription Privileges in full, and we will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Privileges.

•         To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege is less than the amount you actually paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated only the number of Unsubscribed Shares available to you as soon as practicable after the Expiration Time, and your excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

•         To the extent the amount you actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege, you will be allocated the number of Unsubscribed Shares for which you actually paid in connection with the Over-Subscription Privilege. See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege” in the Prospectus.

The Rights will be evidenced by a non-transferable Rights certificate (the “Rights Certificate”) and will cease to have any value at the Expiration Time.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME, EXERCISES AND SALES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Rights.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at the Expiration Time. Once you have exercised the Basic Subscription Privilege or the Over-Subscription Privilege, such exercise may not be revoked.

Additional copies of the enclosed materials may be obtained from Computershare, Inc., the Information Agent. The Information Agent’s telephone number is (800) 962-4284, and the Information Agent’s e-mail address is: John.Harmann@computershare.com. Any questions or requests for assistance concerning the rights offering should be directed to the Information Agent.

Very truly yours,

Record Holder